Exhibit 3.3.7

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/01/2000
001291295 – 3241026

CERTIFICATE OF FORMATION

OF

GATEWAY CINEMAS, LLC

1. Name. The name of the limited liability company formed hereby is Gateway Cinemas, LLC (the “Company”).

2. Registered Office. The address of the registered agent of the Company in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware, 19805-1297. The name of the registered agent of the Company at such address is Corporation Service Company.

3. Purposes. The purposes and powers of the Company shall be to carry on and engage in any and all lawful activities permitted under the Delaware Limited Liability Company Act.

4. Authorized Person. The name and address of the authorized person is Michael Politi, 711 Fifth Avenue, 12th Floor, New York, New York, 10022. The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Gateway Cinemas, LLC this 7th day of June, 2000.

/s/ MICHAEL POLITI
Michael Politi

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

GATEWAY CINEMAS, LLC

1.                        The name of the limited liability company is Gateway Cinemas, LLC (the “Company”).

2.                        The Certificate of Formation of the Company is hereby amended by adding the following:

5. In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting membership interests prior to March 21, 2003.

IN WITNESS WHEREOF, Bryan Berndt, the Vice President of Plitt Theatres, Inc., its sole member, has executed this Certificate of Amendment to the Certificate of Formation of Gateway Cinemas, LLC, this 21st day of March, 2002.

By:	Plitt Theatres, Inc., its sole member

/S/ BRYAN BERNDT
Bryan Berndt
Vice President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 03/21/2002
020188709 – 3241026